EXHIBIT 12

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                              WEINGARTEN REALTY INVESTORS
              COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
                   TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                (AMOUNTS IN THOUSANDS)

                                                               Three Months Ended
                                                                   March 31,
                                                             ---------------------
                                                                2002        2001
                                                             ---------   ---------
Net income available to common shareholders. . . . . . . . . $ 24,478    $ 20,392

Add:
Portion of rents representative of the interest factor . . .      228         251
Interest on indebtedness . . . . . . . . . . . . . . . . . .   14,996      10,873
Preferred dividends. . . . . . . . . . . . . . . . . . . . .    4,939       5,010
Amortization of debt cost. . . . . . . . . . . . . . . . . .      334         313
                                                             ---------   ---------
    Net income as adjusted . . . . . . . . . . . . . . . . . $ 44,975    $ 36,839
                                                             =========   =========

Fixed charges:
Interest on indebtedness . . . . . . . . . . . . . . . . . . $ 14,996    $ 10,873
Capitalized interest . . . . . . . . . . . . . . . . . . . .    2,382       1,981
Preferred dividends. . . . . . . . . . . . . . . . . . . . .    4,939       5,010
Amortization of debt cost. . . . . . . . . . . . . . . . . .      334         313
Portion of rents representative of the interest factor . . .      228         251
                                                             ---------   ---------
    Fixed charges. . . . . . . . . . . . . . . . . . . . . . $ 22,879    $ 18,428
                                                             =========   =========

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDENDS. . . . . . . . . . . . . . .     1.97        2.00
                                                             =========   =========


Net income available to common shareholders. . . . . . . . . $ 24,478    $ 20,392
Depreciation and amortization. . . . . . . . . . . . . . . .   17,951      15,673
Gain on sales of property. . . . . . . . . . . . . . . . . .   (1,221)     (4,310)
                                                             ---------   ---------
    Funds from operations. . . . . . . . . . . . . . . . . .   41,208      31,755
Add:
Portion of rents representative of the interest factor . . .      228         251
Preferred dividends. . . . . . . . . . . . . . . . . . . . .    4,939       5,010
Interest on indebtedness . . . . . . . . . . . . . . . . . .   14,996      10,873
Amortization of debt cost. . . . . . . . . . . . . . . . . .      334         313
                                                             ---------   ---------
    Funds from operations as adjusted. . . . . . . . . . . . $ 61,705    $ 48,202
                                                             =========   =========

RATIO OF FUNDS FROM OPERATIONS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS. . . . . . . . . . . .     2.70        2.62
                                                             =========   =========



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